UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 20, 2010
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-129847	20-2745790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 NE 4th Avenue, Suite C, Delray Beach, FL	33483
(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Geary W. Cotton joined the Company as its Chief Financial Officer effective January 20, 2010.

Geary Cotton initially started working with Celsius’ largest shareholder, Carl DeSantis at Rexall Sundown as its CFO in 1986 when its annual revenues were $12 million. Mr. Cotton helped take the company public in 1993 where it became a Nasdaq 100 company. Following substantial growth to over $600 million annually, Mr. Cotton helped orchestrate the eventual acquisition of the company by Royal Numico for $1.8 billion. After the acquisition by Royal, Mr. Cotton was the CFO of its $3 million, Nutricia International division which included GNC and Rexall Sundown. Since 2001, Mr. Cotton has served on various boards of both public and private companies including the board of directors of Celsius since 2008. He is a retired CPA.

The compensation package for Geary W. Cotton, who became our Chief Financial Officer in January 2010, will consist of a base salary of $120,000 and a grant under our options to purchase 150,000 shares of common stock at an exercise price of $4.25 per share, vesting over a three-year period. It is anticipated that we will enter into an employment agreement with Mr. Cotton setting forth these terms, as well as severance; change in control and non-competition provisions comparable to those contained in the employment agreements with Stephen Haley, our Chief Executive Officer.

Contemporaneously with Mr. Cotton’s appointment, Jan Norelid, who had served as our Chief Financial Officer and a director since January 2007, stepped down from those positions. Mr. Norelid did not step down because of any disagreement with Celsius on any matter relating to our operations, practices or policies. Mr. Norelid will remain with the Company for a period of between three and six months to assist Mr. Cotton.  Mr. Norelid will be owed approximately $340,000 in severance pursuant to the terms of his employment.

Item 9.01	Exhibits

99.1	Press Release dated January 20, 2010

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

DATE: January 22, 2010	By:/s/Geary W. Cotton
Geary W. Cotton
Chief Financial Officer